EXHIBIT 5.1

1290 AVENUE OF THE AMERICAS NEW YORK NEW YORK 10104-0050 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

DENVER, NORTHERN VIRGINIA,

ORANGE COUNTY, SACRAMENTO,

WALNUT CREEK, CENTURY CITY

TOKYO, LONDON, BEIJING,

SHANGHAI, HONG KONG,

SINGAPORE, BRUSSELS

March 3, 2005

The Clorox Company

1221 Broadway

Oakland, California 94612-1888

Re: Registration Statement on Form S-4 for $500,000,000 Floating Rate Senior Notes due December 2007, $575,000,000 4.20% Senior Notes due January 2010 and $575,000,000 5.00% Senior Notes due January 2015

Ladies and Gentlemen:

We have acted as counsel for The Clorox Company, a Delaware corporation (the ”Company”), in connection with a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, for the registration of securities in connection with the Company’s offer to exchange (the “Exchange Offer”) up to an aggregate of:

•	$500,000,000 principal amount of floating rate senior notes due December 2007 (the “2007 Exchange Notes”) in exchange for any and all outstanding floating rate senior notes due December 2007 that the Company issued on December 3, 2004 (the “2007 Old Notes”);

•	$575,000,000 principal amount of 4.20% Senior Notes due January 2010 (the “2010 Exchange Notes”) in exchange for any and all outstanding 4.20% senior notes due January 2010 that the Company issued on December 3, 2004 (the “2010 Old Notes”); and

•	$575,000,000 principal amount of 5.00% Senior Notes due January 2015 (the “2015 Exchange Notes”) in exchange for any and all 5.00% senior notes due January 2015 that the Company issued on December 3, 2004 (the “2015 Old Notes”).

The 2007 Exchange Notes, 2010 Exchange Notes and 2015 Exchange Notes are referred to collectively herein as the “Exchange Notes” and the 2007 Old Notes, 2010 Old Notes and 2015 Old Notes are referred to collectively herein as the “Old Notes.”

The Exchange Notes will be issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture (the “Indenture”) by and between the Company and The Bank of New York, N.A., as trustee (the “Trustee”), the form of which is filed as an exhibit to the Registration Statement. The Exchange Notes and the Indenture, together with that certain Officers’ Certificate Establishing Terms of Series of Securities Pursuant to Section 3.02 of the Indenture, dated as of December 3, 2004, are collectively referred to hereinafter as the “Documents.”

March 3, 2005

Page Two

In connection with this opinion, we have examined originals or copies of the Documents. In addition, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies. We have also assumed that each party to the Documents, other than the Company, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Documents, and has duly authorized, executed and delivered the Documents, that the Indenture constitutes the legal, valid and binding obligations of the Trustee, and that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and “Blue Sky” laws.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i) We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii) We express no opinion as to limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii) We express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Documents (other than the Company) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party (other than the Company);

(iv) We express no opinion as to the effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Documents or to aid in the interpretation of the Documents;

(v) We express no opinion as to the enforceability of any indemnification or contribution provisions in the Documents which may be limited or prohibited by federal or state securities laws or by public policy; and

(vi) We express no opinion as to the enforceability of the waivers contained in Section 10.05 of the Indenture.

March 3, 2005

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Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that the Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and upon valid tender of the Old Notes to The Bank of New York, N.A., as exchange agent for the Exchange Offer, and issuance of the Exchange Notes in exchange for such tendered Old Notes in accordance with the terms of the Registration Statement and the Indenture, will be legally issued and binding obligations of the Company.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of New York and federal laws of the United States (without reference to choice-of-law rules) which are in effect on the date hereof.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.

Very truly yours,

/s/ Morrison & Foerster LLP